Exhibit 99.2

Cortland Bancorp Raises Quarterly Cash Dividend 17% to $0.07 Per Share

CORTLAND, Ohio, Jan. 27, 2016 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors increased its quarterly cash dividend 17% to $0.07 per share, from $0.06 per share, providing a current yield of 1.75% at current market prices. The dividend will be payable on March 1, 2016, to shareholders of record as of the close of business on February 10, 2016.

“The increase in our quarterly cash dividend reflects our commitment to return value to our shareholders, and demonstrates the strength of our core banking franchise and the performance of our team members,” said James Gasior, President and Chief Executive Officer.

Cortland’s earnings increased 13% to $4.4 million, or $0.97 per share, for the full year 2015, compared to $3.9 million, or $0.85 per share, for 2014. In the fourth quarter of 2015, net income doubled to $1.1 million, or $0.24 per share, from $543,000, or $0.12 per share, in the fourth quarter of 2014. Profits were highlighted by an expanded net interest margin, continued loan growth, and improving contributions from fee-based businesses.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two financial services centers in Beachwood and Fairlawn, Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

CONTACT: James M. Gasior, President & CEO
(330) 282-4111